Exhibit 99.1

FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House, Inc. Reports Fourth Quarter 2005 Financial Results

Orlando, Florida— February 21, 2006 — Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported results for its fourth quarter ended December 25, 2005. Highlights for the fourth quarter were as follows:

•	Total revenue increased 11.7% to $58.7 million from $52.6 million a year ago.
•	GAAP earnings increased to $4.0 million, or $0.17 per diluted share, from $1.4 million, or $0.11 per diluted share in the fourth quarter of 2004.
•	Pro forma net income was $5.1 million, or $0.21 per diluted share, compared to $4.2 million, or $0.18 per diluted share last year (note the reconciliation of pro forma net income to GAAP net income in the financial tables that follow)
•	Comparable restaurant sales increased 8.5% at company-owned restaurants and 8.0% at franchised restaurants.
•	Operating income, which included the effect of $1.3 million in hurricane and relocation costs in this year’s fourth quarter, was $6.4 million compared to $8.3 million last year.
•	Food and beverage costs as a percentage of restaurant sales were approximately 80 basis points lower compared to last year, primarily driven by lower meat, dairy and produce costs.
•	Restaurant operating expenses as a percentage of restaurant sales were approximately 100 basis points higher compared to the prior year period due to increased utilities costs and higher credit card fees, as well as, an increase in other operating expenses associated with new restaurant openings.
•	Two company-owned and one franchised restaurant opened during the fourth quarter of 2005, respectively. The Company’s Metairie, Louisiana restaurant also reopened.

Craig Miller, President and CEO of Ruth’s Chris Steak House stated, “Our fourth quarter results were particularly gratifying, given our hurricane-related challenges from Katrina and Wilma. Comparable restaurant sales remained strong for the period and we were able to generate profitability levels that exceeded expectations. Our team’s ability to overcome adversity and their seamless execution made the difference.” Miller continued, “The quarter also saw successful new openings of both company-owned and franchised restaurants. We also reopened our Metairie, Louisiana location. These openings, although still in the early stages, are exceeding our volume expectations as well as the targeted return-on-investment goals we’ve communicated in the past.”

Total revenue, which includes company-owned restaurant sales and franchise income, increased 11.7% to $58.7 million in the fourth quarter compared to $52.6 million in the year-ago period.

Company-owned restaurant sales for the quarter grew 10.1% to $54.9 million from $49.8 million last year, primarily as a result of strong comparable restaurant sales, the opening of three new company-owned restaurants in Roseville, California, Boston, Massachusetts and Sacramento, California and the reopening of the Company’s Metairie, Louisiana restaurant, which had been damaged during Hurricane Katrina. Company-owned restaurant sales, however, were adversely affected by the loss of 185 hurricane-related closure days compared to 7 hurricane-related closure days in the fourth quarter of

2004. The average restaurant volume of all operating company-owned locations for the fourth quarter of 2005 increased 10.0% to a record $108,000 per operating week.

Company-owned comparable restaurant sales increased 8.5%, excluding the company’s New Orleans and Metairie, Louisiana locations damaged by Hurricane Katrina. Approximately 7.7% of this increase was due to higher per entrée spending, while 0.8% was attributable to increased entrée volume. Per entrée spending for the quarter was driven by a shift in meal period and mix, as well as a 3% price increase taken in August 2005. Comparable growth was partially offset by 23 lost operating days during the fourth quarter 2005 at four company-owned southern Florida restaurants as a result of Hurricane Wilma. These lost operating days are estimated to have depressed comparable restaurant sales for the quarter by 1.2%.

Franchise income increased 37.5% to $3.6 million versus $2.6 million in the prior year period due to an 8.0% increase in comparable restaurant sales, four additional franchisee-owned restaurants in operation versus last year and franchisee fee income recognized from new franchise agreements.

GAAP net income was $4.0 million in the fourth quarter of 2005, or $0.17 per diluted share, compared to $1.4 million, or $0.11 per diluted share in the fourth quarter of 2004. Pro forma diluted net income for the period, a measure that management believes provides shareholders with better comparability, was $5.1 million, or $0.21 per diluted share, versus $4.2 million, or $0.18 per diluted share. Pro forma net income excludes hurricane costs, discontinued operations, loss on impairment, and adjusts interest expense to reflect the post IPO capital structure as if it had been in place for the full period. It also applies the company’s 2005 annual effective income tax rate, which was 32%, to all periods presented. Pro forma income from continuing operations before income tax expense increased $1.2 million, or 19%, to $7.4 million in the fourth quarter of 2005 from $6.2 million in the fourth quarter of 2004. These pro forma calculations provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. A comparison of the computation of GAAP net income per share to pro forma net income per share is included in the attached financial tables.

Mr. Miller concluded, “The strength of the Ruth’s Chris brand gives us confidence that we can ultimately deliver in excess of 150 incremental restaurants to our existing base. The brand has proven to be highly portable, as demonstrated by our geographic distribution of restaurants. We also believe that the fine dining segment of the industry is increasingly resilient to volatility and is attracting many new consumers as the U.S. population ages and disposable incomes rise. As we look to the remainder of 2006, we will continue our focus on opening new restaurants, selectively adding management, and driving entrée growth. This should position Ruth’s Chris for consistent comparable store sales growth and long-term profitability for our shareholders.”

First Quarter 2006 & Full Year 2006 Financial Guidance

For the first quarter of 2006, the Company has already opened a new company-owned restaurant in Pasadena, California and expects to open a franchised unit in St. Louis. Based on the Company’s performance to date and management’s current outlook, the Company anticipates first quarter comparable restaurant sales to increase approximately 6% to 8%. Accordingly, management anticipates fully diluted earnings per share for the first quarter of 2006 of $0.24 to $0.26, including the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R).

For the full year 2006, the Company expects comparable restaurant sales to increase approximately 4.5% to 5.5%. The Company anticipates opening 10-14 new restaurants in 2006, including 5-7 company-owned and 5-7 franchised locations. Accordingly, management anticipates fully diluted earnings per share for 2006 of $0.84 to $0.87, including the impact of Statement of Financial

Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R), which is expected to range from $0.02 to $0.03.

Conference Call

The Company will host a conference call to discuss fourth quarter 2005 financial results today at 4:30 PM Eastern Time. Hosting the call will be Craig S. Miller, President and Chief Executive Officer, and Thomas J. Pennison Jr., Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-819-9193, or for international callers by dialing 1-913-981-4911. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 8003174. The replay will be available until February 28, 2006. The call will be webcast live from the Company’s website at www.ruthschris.com under the investor relations section.

About the Company

Ruth’s Chris Steak House, Inc. is one of the largest fine-dining companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 93 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion . “sizzling.”

To experience fine dining at its prime . . . just follow the sizzle to Ruth’s Chris Steak House. For information, reservations, and gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding financial guidance for our first quarter and fiscal 2006 and the number of restaurants we intend to open in our first quarter and fiscal 2006 , are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites, changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors, the potential effects of inclement weather or terrorist attacks; and the risks identified as “risk factors” in our registration statement on Form S-1 (File No. 333-124285), as amended, and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

RUTH'S CHRIS STEAK HOUSE, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		52 Weeks Ending
	December 26, 2004	December 25, 2005	December 26, 2004	December 25, 2005
	(unaudited)	(unaudited)		(unaudited)
Revenues:
Restaurant sales	$49,833	54,905	$182,280	202,545
Franchise income	2,649	3,642	9,500	11,432
Other operating income	126	194	417	560

Total revenues	52,608	58,741	192,197	214,537
Costs and expenses:
Food and beverage costs	15,730	16,911	61,412	62,752
Restaurant operating expenses	22,246	25,106	82,956	92,950
Marketing and advertising	1,577	1,525	6,730	6,783
General and administrative costs	2,994	4,804	10,938	15,251
Depreciation and amortization expenses	1,640	1,768	6,469	6,586
Hurricane and relocation costs	—	1,265	—	2,660
Loss on impairment	—	203	—	203
Pre-opening costs	140	724	364	1,623

Operating income	8,281	6,435	23,328	25,729
Other income (expense):
Interest expense, net	(2,342)	(1,310)	(10,320)	(8,516)
Accrued dividends and accretion on mandatorily redeemable senior preferred stock	(1,489)	0	(5,071)	(1,891)
Other	(1,025)	63	(841)	202

Income (loss) from continuing operations before income tax expense	3,425	5,188	7,096	15,524
Income tax expense	354	1,653	735	4,960

Income (loss) from continuing operations	3,071	3,535	6,361	10,564
Discontinued operations, net of income tax benefit	240	(502)	3,919	(76)

Net income (loss)	$2,831	4,037	$2,442	10,640

Less dividends accrued on junior preferred stock and warrant expense	1,422	0	5,373	3,706

Net income (loss) available to common shareholders	$1,409	4,037	$(2,931)	6,934

Basic earnings (loss) per share:
Continuing operations	$0.13	0.15	$0.08	0.38
Discontinued operations	(0.02)	0.02	(0.33)	—

Basic earnings (loss) per share	$0.11	0.17	$(0.25)	0.38

Diluted earnings (loss) per share:
Continuing operations	$0.13	0.15	$0.08	0.37
Discontinued operations	(0.02)	0.02	(0.33)	0.00

Diluted earnings (loss) per share	$0.11	0.17	$(0.25)	0.37

Shares used in computing net income (loss) per common share:
Basic	12,427,769	23,038,465	11,917,093	17,961,198

Diluted	12,427,769	23,542,141	11,917,093	18,471,612

RUTH'S CHRIS STEAK HOUSE, INC. AND SUBSIDIARIES

Proforma Net Income and Proforma Diluted Earnings Per Share (Note 1)

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		52 Weeks Ending
	December 26, 2004	December 25, 2005	December 26, 2004	December 25, 2005
Net income (loss) available to common shareholders, as reported	$1,409	4,037	$(2,931)	6,934
Dividends accrued on junior preferred stock and warrant expense	1,422	—	5,373	3,706
Discontinued operations, net of income tax benefit	240	(502)	3,919	(76)
Income tax expense	354	1,653	735	4,960

Income (loss) from continuing operations before income tax expense, as reported	$3,425	5,188	$7,096	15,524
Accrued dividends and accretion on mandatorily redeemable senior preferred stock, as reported	1,489	—	5,071	1,891
Hurricane and relocation costs, as reported	—	1,265	—	2,660
Loss on impairment	—	203	—	203
Interest Expense, as reported	2,342	1,310	10,320	8,516
Proforma interest expense assuming initial public offering occurred on the first day of period	(1,027)	(550)	(3,159)	(2,671)

Proforma Adjustments	2,804	2,228	12,232	10,599
Proforma Income from continuing operations before income tax expense	6,229	7,416	19,328	26,123
Proforma Income tax expense (See Note 2)	1,993	2,363	6,175	8,359

Proforma Net Income	$4,236	5,053	$13,153	17,764

Proforma Diluted earnings per share from Continuing Operations	$0.18	0.21	$0.56	0.75

Share base used in Proforma Diluted per share calculation	23,542,141	23,542,141	23,542,141	23,542,141

Note 1: Pro forma net income excludes hurricane costs, discontinued operations, loss on impairment, and adjusts interest expense to reflect the post IPO capital structure as if it had been in place for the full period. It also applies the company’s 2005 annual effective income tax rate of 32% for all periods presented. These pro forma calculations provide meaningful supplemental information of the Company's operating results on a basis comparable with that of future periods.

Note 2: Applies the company’s 2005 annual effective income tax rate of 32% for all periods presented.